Exhibit 5.1

Telephone: (312) 862-2000	300 N. LaSalle Chicago, Illinois 60654 www.kirkland.com	Facsimile: (212) 862-2200

November 1, 2011

Acadia Healthcare Company, Inc.

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

Post-Effective Amendment No. 1 to Form S-4 on Form S-8 Registration

Statement

Ladies and Gentlemen:

We are providing this letter in our capacity as special counsel to Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Post-Effective Amendment to Form S-4 on Form S-8 Registration Statement (the “Amendment”) under the Securities Act of 1933 (as amended, the “Act”), with the Securities and Exchange Commission (the “Commission”) covering up to 302,125 shares of common stock of the Company, par value $0.01 per share (the “Assumed Option Shares”). The Assumed Option Shares give effect to the consummation of the transactions contemplated under the Agreement and Plan of Merger, dated as of May 23, 2011 (as amended, the “Merger Agreement”), by and among the Company, PHC, Inc. (“PHC”) and Acadia Merger Sub, LLC (“Merger Sub”), including the merger of PHC with and into Merger Sub (the “Merger”) and the Company’s assumption of 1,208,500 issued and outstanding stock options of PHC (the “Assumed PHC Options”) and the conversion of the Assumed PHC Options into 302,125 issued and outstanding stock options in accordance with Section 2.05(b) of the Merger Agreement (the “Assumed Options”). The Assumed Option Shares consist of (i) 102,500 shares subject to outstanding stock option grants under the PHC, Inc. 2004 Non-Employee Director Stock Option Plan (as amended, the “PHC 2004 Plan”); (ii) 185,250 shares subject to outstanding stock option grants under the PHC, Inc. 2003 Stock Purchase and Option Plan (as amended, the “PHC 2003 Plan”); (iii) 7,500 shares subject to outstanding stock option grants under the PHC, Inc. 1995 Employee Stock Purchase Plan (as amended, the “PHC 1995 Plan”); and (iv) 6,875 shares subject to outstanding stock option grants under the PHC, Inc. 1993 Stock Purchase and Option Plan (as amended, the “PHC 1993 Plan” and collectively with the PHC 2004 Plan, the PHC 2003 Plan, and the PHC 1995 Plan, the “Assumed Plans”). For purposes of this letter, we have examined such documents, records, certificates, resolutions and other instruments deemed necessary as a basis for this opinion.

Based upon and subject to the assumptions and limitations stated in this letter, we advise you that the Assumed Option Shares are duly authorized and, when (i) the Amendment becomes

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Acadia Healthcare Company, Inc.

November 1, 2011

effective under the Act and (ii) the Assumed Option Shares have been duly issued in accordance with the terms of the applicable Assumed Plan and the Company’s Amended and Restated Certificate of Incorporation as certified by the Secretary of State of the State of Delaware on October 28, 2011 (the “Amended Charter”), and the Company’s Amended and Restated By-Laws, the Assumed Option Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares which the Company is authorized to issue in the Amended Charter exceeds the number of shares outstanding and the number of shares which the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes other than issuances in connection with the Assumed Plans by at least the number of Assumed Option Shares which may be issued upon the exercise of the Assumed Options, in accordance with the Assumed Plans, and we have assumed that such condition will remain true at all future times relevant to this opinion. We have assumed that the Company will cause certificates, if any, representing the Assumed Option Shares issued in the future to be properly executed and delivered and will take all other actions appropriate for the issuances of such Assumed Option Shares. Our opinion assumes that the Amendment will become effective under the Act before any Assumed Option Shares covered by the Amendment are issued.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Amendment. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Assumed Option Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Amendment and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP